Exhibit 10.18(c)

AMENDMENT NO. 3

TO THE

CHITTENDEN CORPORATION DEFERRED COMPENSATION PLAN

This Amendment No. 3 to the Chittenden Corporation Deferred Compensation Plan (the “Plan”) hereby further amends the Plan as described below pursuant to authority granted by the Board in accordance with Section 8.4 of the Plan. This Amendment No. 3 shall be effective as of January 1, 2012.

1. Section 5.1 of the Plan is hereby amended by deleting subsection (a) thereof, and replacing it with the following:

That portion of a Participant’s account that has been credited to his Cash With Interest Account shall be credited with additional investment earnings on a monthly basis at the Plan Interest rate. For purposes of this Section 5.1(a), the term “Plan Interest” shall mean interest computed at the nominal annual rate, compounded monthly, as will result in an annual percentage yield (APY) at the rate set forth on Appendix A hereto for the applicable Plan Years specified in such Appendix A. Upon recommendation of the Administrative Committee, the Committee may (but shall not be required to) increase or decrease the APY used to calculate Plan Interest for a given Plan Year prior to the beginning of such Plan Year.

2. Section 5.2 of the Plan is hereby repealed in its entirety as of the effective date of this Amendment No. 3.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 3 to the Chittenden Corporation Deferred Compensation Plan to be executed by its officer duly authorized on this     th day of December, 2011.

PEOPLE’S UNITED FINANCIAL, INC.
As successor by merger to Chittenden Corporation

By:
David K. Norton
Senior Executive Vice President